Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Allogene Therapeutics, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated March 14, 2024, with respect to the consolidated financial statements of Allogene Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

March 14, 2024